Exhibit 10.1

EXECUTION VERSION

This SIXTH AMENDMENT TO THE REVOLVING CREDIT AND SECURITY AGREEMENT (this “Amendment”), dated as of December 14, 2023 (the “Amendment Date”), is entered into by and among ARCC FB FUNDING LLC, a Delaware limited liability company, as the borrower (the “Borrower”), the LENDERS party to the Revolving Credit Agreement, BNP PARIBAS, as the administrative agent (the “Administrative Agent”), ARES CAPITAL CORPORATION, a Maryland corporation, as the equityholder (in such capacity, the “Equityholder”), ARES CAPITAL CORPORATION, a Maryland corporation, as the servicer (in such capacity, the “Servicer”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as successor in interest to U.S. Bank National Association, as collateral agent (the “Collateral Agent”).

WHEREAS, the Borrower, the lenders from time to time party thereto, the Administrative Agent, the Equityholder, the Servicer and the Collateral Agent are party to the Revolving Credit and Security Agreement, dated as of June 11, 2020 (as amended from time to time prior to the date hereof, the “Revolving Credit Agreement”);

WHEREAS, the Relevant Recipients (as defined in Appendix A hereto) have received from the Borrower the transaction summary as set out in Schedule 10 in Appendix A hereto in accordance with Article 7(1)(c) of the Securitisation Regulation; and

WHEREAS, the parties hereto desire to amend the Revolving Credit Agreement, in accordance with Section 13.01(b) of the Revolving Credit Agreement subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.1.      Defined Terms. Terms used but not defined herein have the respective meanings given to such terms in the Revolving Credit Agreement.

ARTICLE II

Amendments to Revolving Credit Agreement

SECTION 2.1.      As of the Amendment Date, the Revolving Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages attached as Appendix A hereto.

ARTICLE III

Representations and Warranties

SECTION 3.1.      The Borrower and the Equityholder hereby represent and warrant to the Administrative Agent and the Lender that, as of the Amendment Date, (i) no Default, Event of Default, Potential Servicer Removal Event or Servicer Removal Event has occurred and is continuing or shall occur on the Amendment Date after giving effect to this Amendment and the transaction contemplated hereby and (ii) the representations and warranties of the Borrower, the Servicer and the Equityholder contained in Sections 4.01, 4.02 and 4.03 of the Revolving Credit Agreement are true and correct in all material respects on and as of the Amendment Date (other than any representation and warranty that is made as of a specific date); provided that, to the extent that any such representation and warranty is otherwise qualified by materiality or Material Adverse Effect, such representation and warranty shall be true and correct in all respects.

ARTICLE IV

Conditions Precedent

SECTION 4.1.      This Amendment will be effective upon the satisfaction of each of the following conditions:

(a)             the execution and delivery of this Amendment by the Borrower, the Lenders, the Administrative Agent, the Equityholder and the Servicer;

(b)             all fees due and owing to the Administrative Agent and each Lender on or prior to the Amendment Date have been paid;

(c)             all fees of counsel to the Administrative Agent invoiced prior to the Amendment Date have been paid; and

(d)             the Administrative Agent shall have received the executed legal opinion of Latham & Watkins LLP, counsel to the Borrower, in form and substance acceptable to the Administrative Agent in its reasonable discretion.

ARTICLE V

Miscellaneous

SECTION 5.1.      Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT OR ANY OTHER FACILITY DOCUMENT (EXCEPT, AS TO ANY OTHER FACILITY DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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SECTION 5.2.      Severability Clause. In case any provision in this Amendment is deemed to be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 5.3.      Ratification. Except as expressly amended hereby, the Revolving Credit Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof will remain in full force and effect. All obligations under the Revolving Credit Agreement (as such obligations may be modified by this Amendment on the Amendment Date) shall continue to be valid, enforceable, and in full force and effect and shall not be impaired, in any respect, by the effectiveness of this Amendment. This Amendment shall form a part of the Revolving Credit Agreement for all purposes and reference to this specific Amendment need not be made in the Revolving Credit Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Revolving Credit Agreement, any reference in any of such items to the Revolving Credit Agreement being sufficient to refer to the Revolving Credit Agreement as amended hereby. On and after the effectiveness of this Amendment, this Amendment shall for all purposes constitute a “Facility Document” and each reference in the Revolving Credit Agreement to “herein”, “hereunder” or words of like import referring to the Revolving Credit Agreement and each reference in any other Facility Document to “Revolving Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the “Revolving Credit Agreement” shall mean and be a reference to the Revolving Credit Agreement as amended hereby. The execution, delivery and performance of this Amendment shall not constitute a waiver of any provision of or operate as a waiver of any right, power or remedy under the Revolving Credit Agreement or any of the other Facility Documents. This Amendment shall not constitute a novation of the obligations and liabilities of the parties under the Revolving Credit Agreement or the other Facility Documents as in effect on or prior to the Amendment Date.

SECTION 5.4.      Counterparts. The parties hereto may sign one or more copies of this Amendment in counterparts, all of which together constitute one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile or email transmission (including electronic signature pursuant to and in accordance with the Revolving Credit Agreement) is effective as delivery of a manually executed counterpart hereof. This Amendment shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of such party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature; or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case to the extent applicable; provided that no electronic signatures may be affixed through the use of a third-party service provider. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

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SECTION 5.5.      Headings. The headings of the Articles and Sections in this Amendment are for convenience of reference only and are not deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 5.6.    Direction to Execute. The Administrative Agent hereby authorizes and directs the Collateral Agent to execute this Amendment.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the Amendment Date.

BORROWER:

ARCC FB FUNDING LLC

By:	/s/ Ian Fitzgerald
Name: Ian Fitzgerald
Title: Authorized Signatory

[Signature Page to Sixth Amendment to Revolving Credit and Security Agreement]

EQUITYHOLDER:

ARES CAPITAL CORPORATION, as Equityholder

By:	/s/ Ian Fitzgerald
Name: Ian Fitzgerald
Title: Authorized Signatory

SERVICER:

ARES CAPITAL CORPORATION, as Servicer

By:	/s/ Ian Fitzgerald
Name: Ian Fitzgerald
Title: Authorized Signatory

[Signature Page to Sixth Amendment to Revolving Credit and Security Agreement]

ADMINISTRATIVE AGENT:

BNP PARIBAS, as Administrative Agent

By:	/s/ Meredith Middleton
Name: Meredith Middleton
Title: Managing Director

By:	/s/ Sohaib Naim
Name: Sohaib Naim
Title: Director

LENDER:

BNP PARIBAS, as Lender

By:	/s/ Meredith Middleton
Name: Meredith Middleton
Title: Managing Director

By:	/s/ Sohaib Naim
Name: Sohaib Naim
Title: Director

[Signature Page to Sixth Amendment to Revolving Credit and Security Agreement]

STATE STREET BANK AND TRUST COMPANY, as a Lender

By:	/s/ Paul Gianatassio
Name: Paul Gianatassio
Title: Vice President

[Signature Page to Sixth Amendment to Revolving Credit and Security Agreement]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Ralph J. Creasia, Jr.
Name: Ralph J. Creasia, Jr.
Title: Senior Vice President

[Signature Page to Sixth Amendment to Revolving Credit and Security Agreement]

APPENDIX A

[Revolving Credit Agreement]

EXECUTION VERSION

Conformed through ~~Fifth~~Sixth Amendment, dated ~~April 20~~December 14, 2023

REVOLVING CREDIT AND SECURITY AGREEMENT

among

ARCC FB FUNDING LLC,

as Borrower,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

BNP PARIBAS,

as Administrative Agent,

ARES CAPITAL CORPORATION,

as Equityholder,

ARES CAPITAL CORPORATION,

as Servicer,

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Collateral Agent

Dated as of June 11, 2020

THIS AGREEMENT PROVIDES FOR AN UNCOMMITTED FACILITY. ALL ADVANCES ARE DISCRETIONARY ON THE PART OF THE LENDERS IN THEIR SOLE AND ABSOLUTE DISCRETION.

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SCHEDULES

Schedule 1	~~Initial~~ Individual Lender Maximum Funding Amounts and Percentages
Schedule 2	~~[Reserved]~~Prohibited Loans
Schedule 3	Initial Collateral Loans
Schedule 4	Industry Classifications
Schedule 5	Notice Information
Schedule 6	Authorized Signatories
Schedule 7	Diversity Score
Schedule 8	[Reserved]
Schedule 9	Initial Asset List
Schedule 10	Transaction Summary

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“Administrative Agent Fee Letter” means that certain fee letter, dated as of the Closing Date, by and among the Administrative Agent, the Structuring Agent, the Borrower and the Servicer, as amended or supplemented from time to time.

“Administrative Expense Cap” means, for any Payment Date, an amount not to exceed $225,000 for any twelve (12) month period.

“Administrative Expenses” means the fees and expenses (including indemnities) and other amounts of the Borrower due or accrued with respect to any Payment Date and payable in the following order:

(a)            first, on a pro rata basis, to the Collateral Agent, the Custodian and the Securities Intermediary, any amounts and indemnities payable to such entities pursuant to the Facility Documents (including any amounts payable in connection with the EU Transparency Reporting Side Letter Agreement);

(b)            second, on a pro rata basis, to:

(i)            the Independent Accountants, agents (other than the Servicer) and outside counsel of the Borrower for fees and expenses related to the Collateral and the Facility Documents and to the Independent Director of the Borrower for its fees and expenses incurred in acting in such capacity; and

(ii)            to any rating agency for fees and expenses in connection with the rating of (or provision of credit estimates in respect of) any Collateral Loan; and

(c)            third, to the payment of any expenses of obtaining documents, reports or information to enable compliance by any Lender with Article 5 of the applicable Securitisation ~~Regulation~~Regulations (other than the amounts specified in clause (a) above).

“Advance” means each loan advanced by each Lender to the Borrower on a Borrowing Date pursuant to Article II.

“Advance Rate” means, with respect to any Collateral Loan, the percentage set forth in the below table corresponding to the Loan Type and Loan Class of such Collateral Loan, subject to the exceptions and adjustments set forth immediately following such table:

		Advance
Loan Type	Loan Class	Rate
First Lien Loans that are not Recurring Revenue Loans	Class 1 Loans	65%
	Class 2 Loans	62.5%
	Class 3 Loans	60%
First Lien Last Out Loans	Class 1 Loans	55%
	Class 2 Loans	55%
	Class 3 Loans	50%

Portfolio Advance Rate Adjustment as of such date and (iii) the aggregate sale price (expressed in Dollars) of the Sale Settlement Pending Collateral as of such date.

“Borrowing Base Calculation Statement” means a statement in substantially the form attached to the form of Notice of Borrowing attached hereto as Exhibit B, as such form of Borrowing Base Calculation Statement may be modified as mutually agreed by the Administrative Agent and the Borrower from time to time.

“Borrowing Date” means the date of an Advance.

“Business Day” means (a) any day of the year except a Saturday, Sunday or other day on which commercial banks in New York City, Boston, Massachusetts, St. Paul, Minnesota, Florence, South Carolina or the city in which the offices of the Collateral Agent, the Custodian or the Securities Intermediary are located are authorized or required by law to close or (b) if any day relates to an interest rate setting as to an Advance determined by reference to Term SOFR Reference Rate, a U.S. Government Securities Business Day.

“CAD Collection Account” means the single, segregated account with respect to Collections in Canadian Dollars at the Securities Intermediary in the name of the Borrower subject to the lien of the Collateral Agent for the benefit of the Secured Parties.

“Canadian Dollars” means the lawful currency of Canada.

“Cash” means Dollars immediately available on the day in question.

“Certificated Security” has the meaning specified in Section 8-102(a)(4) of the UCC.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.10(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof, (y) the Securitisation ~~Regulation~~Regulations and all rules promulgated thereunder and (z) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” hereunder regardless of the date of effectiveness.

“Change of Control” means an event or series of events by which (A)(i) the Equityholder or its Affiliates, collectively, ceases to possess, directly or indirectly, the right to elect or appoint (through contract, ownership of voting securities, or otherwise) directors that at all times have a majority of the votes of the board of directors (or similar governing body) of the Borrower or to direct the management policies and decisions of the Borrower or (ii) the

“Collection Period Start Date” means the first calendar day of each month of each year (or, if any such date is not a Business Day, the immediately succeeding Business Day), commencing in July 2020.

“Collections” means all cash collections, distributions, payments or other amounts received, or to be received, by the Borrower from any Person in respect of any Collateral Loan constituting Collateral, including all principal, interest, fees, distributions and redemption and withdrawal proceeds payable to the Borrower under or in connection with any such Collateral Loans and all Proceeds from any sale or disposition of any such Collateral Loans.

“Competent Authority” has the meaning given to it in each of the Securitisation ~~Regulation~~Regulations.

“Concentration Calculation Amount” means (a) from the Closing Date to the date that is the six-month anniversary of the Closing Date, the greater of (i) the Maximum Portfolio Amount and (ii) the Aggregate Adjusted Collateral Balance (after giving effect to any proposed purchase of Collateral Loans) and (b) after the date that is the six-month anniversary of the Closing Date, the Aggregate Adjusted Collateral Balance.

“Concentration Limitations” means, as of any date of determination, the following limitations (calculated without duplication) as applied to the Eligible Collateral Loans owned (or, in relation to a proposed purchase of an Eligible Collateral Loan, proposed to be owned, with respect to which, if such purchase results in noncompliance with the limitations, the relevant requirements must be maintained or improved after giving effect to the purchase) by the Borrower, unless a waiver is provided in writing by the Administrative Agent specifying the agreed treatment of such Collateral Loan or Concentration Limitation:

(a)            not more than 10.00% of the Concentration Calculation Amount may consist of First Lien Last Out Loans or Second Lien Loans;

(b)            not more than 7.00% of the Concentration Calculation Amount may consist of Second Lien Loans;

(c)            (i) not more than 20.00% of the Concentration Calculation Amount may consist of Class 1 Loans and Class 2 Loans that are Cov-Lite Loans and (ii) not more than 10.00% of the Concentration Calculation Amount may consist of Class 2 Loans that are Cov-Lite Loans;

(d)            not less than 85.00% of the Concentration Calculation Amount may consist of Collateral Loans denominated in Dollars;

(e)            not less than 85.00% of the Concentration Calculation Amount may consist of Collateral Loans the Obligors of which have their headquarters in, a principal place of business in or are organized, formed or incorporated in the United States;

(f)            not more than 10.00% of the Concentration Calculation Amount may consist of Revolving Collateral Loans or Delayed Drawdown Collateral Loans;

(g)            not more than 5.00% of the Maximum Portfolio Amount may consist of Collateral Loans (other than Second Lien Loans, Recurring Revenue Loans and First Lien Last Out Loans) that are issued by any Obligor and its Affiliates, except that Collateral Loans (other than Second Lien Loans, Recurring Revenue Loans and First Lien Last Out Loans) that are issued by the three largest Obligors and their respective Affiliates may each consist of up to 7.50% of the Maximum Portfolio Amount;

(h)            not more than 7.50% of the Concentration Calculation Amount may consist of Collateral Loans that are issued by Obligors and their Affiliates that belong to any single Industry Classification, except that (i) up to 25.00% may consist of Collateral Loans with Obligors and their Affiliates in the largest Industry Classification, (ii) up to 20.00% may consist of Collateral Loans with Obligors and their Affiliates in the second largest Industry Classification, (iii) up to 15.00% may consist of Collateral Loans with Obligors and their Affiliates in the third largest Industry Classification and (iv) up to 10.00% may consist of Collateral Loans with Obligors and their Affiliates in each of the fourth and fifth largest Industry Classifications;

(i)            not more than 5.00% of the Concentration Calculation Amount may consist of Fixed Rate Loans;

(j)            not more than 10.00% of the Concentration Calculation Amount may consist of Partial PIK Loans; ~~and~~

(k)            not more than 10.00% of the Concentration Calculation Amount may consist of Recurring Revenue Loans.;

(l)            not more than 10.00% of the Concentration Calculation Amount may consist of participation interests in Collateral Loans; and

(m)           not more than 5.00% of the Concentration Calculation Amount may consist of Non-accrual Loans.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption, or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Accrual Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing request or prepayment, conversion or continuance notices, the applicability and length of lookback periods, the applicability of any breakage payments under Section 2.11 and other technical, administrative or operational matters) that the Administrative Agent in consultation with the Borrower, decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with the United States, that such additional actions shall have been taken as shall be necessary under applicable law or as shall be reasonably requested by the Collateral Agent under applicable law to accord the Collateral Agent rights substantially equivalent to those accorded to a secured party under the UCC that has possession or Control (as defined in the UCC) of such certificated security or uncertificated security; or

(i)            in the case of each of clauses (a) through (h) above, such additional or alternative procedures as may hereafter become appropriate to perfect the security interest granted to the Collateral Agent hereunder in such items of the Collateral, consistent with Applicable Law.

In addition, the Servicer on behalf of the Borrower will obtain any and all consents required by the Related Documents relating to any Instruments, accounts or general intangibles for the transfer of ownership and/or pledge hereunder (except to the extent that the requirement for such consent is rendered ineffective under Section 9-406 of the UCC).

“Determination Date” means the last day of each Collection Period.

“Diversity Score” means, as of any day, a single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated as set forth in Schedule 7 hereto, as such Diversity Scores shall be updated at the option of the Administrative Agent with the approval of the Borrower (such approval not to be unreasonably withheld) if Moody’s publishes revised criteria.

“Dollar Equivalent” means, as of any date of determination, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in a currency other than Dollars, the Dollar equivalent of such amount determined by (1) the Servicer so long as no Event of Default exists either prior to or after giving effect to such conversion or (2) if an Event of Default exists, the Administrative Agent, by reference to (x) for an actual currency exchange, the applicable currency-Dollar spot rate obtained by the Servicer or the Administrative Agent, as applicable, through customary banking channels, including, without limitation, any spot rate published by the Custodian or (y) for all other purposes, the applicable currency-Dollar spot rate that appeared on the Bloomberg screen for such currency at the end of the immediately preceding Business Day.

“Dollars” and “$” mean lawful money of the United States of America.

“Due Date” means each date on which any payment is due on a Collateral Loan in accordance with its terms.

“Due Diligence Requirements” means the EU Due Diligence Requirements and the UK Due Diligence Requirements.

“EBITDA” means, with respect to any Relevant Test Period and the Obligor of any Collateral Loan, the meaning of the term “Adjusted EBITDA,” the term “EBITDA” or any comparable definition in the Related Documents for such period and Collateral Loan (or, in the case of a Collateral Loan for which the Related Documents have not been executed, as set forth in the relevant marketing materials or financial model in respect of such Collateral Loan) as or other similar taxes, unless the related Obligor is required to make “gross-up” payments that ensure that the net amount actually received by the Borrower (after payment of all taxes, whether imposed on such Obligor or the Borrower) will equal the full amount that the Borrower would have received had no such taxes been imposed;

(o)            it is capable of being sold, assigned or participated to the Borrower, together with any associated security, without any breach of applicable selling restrictions, any contractual provisions or any legal or regulatory requirements and the Borrower does not require any authorizations, consents, approvals or filings (other than such as have been obtained or effected) as a result of or in connection with any such sale, assignment or participation under any Applicable Law;

(p)            it is not subject to a tender offer from the related Obligor other than (A) a Permitted Offer or (B) an exchange offer in which a security is exchanged for a security that would otherwise qualify for purchase herein;

(q)            it is not a Structured Finance Obligation, a Zero Coupon Obligation or a Synthetic Security;

(r)            it is not a PIK Loan, unsecured senior loan or Mezzanine Obligation;

(s)            it is not a project, shipping/aircraft or infrastructure/construction financing;

(t)            the relevant the Obligor of such Collateral Loan is not a Governmental Authority;

(u)            the Obligor of such Collateral Loan is not a commodity trader and producer, oil field services company or other entity highly exposed to commodity price/volume risk;

(v)            the Obligor of such Collateral Loan is not operating, domiciled or conducting business in a country subject to Sanctions;

(w)           it is not a lease;

(x)            it will not cause the Borrower or the pool of assets to be required to be registered as an investment company under the Investment Company Act;

(y)            if such Collateral Loan is a Recurring Revenue Loan, such Collateral Loan meets the requirements set forth in the definition of Ongoing Recurring Revenue Loan Eligibility; ~~and~~

(z)            the Obligor of such Collateral Loan is not an Affiliate of the Borrower, the Servicer or the Equityholder; and

(aa)          to the knowledge of the Borrower, such Collateral Loan is not a Prohibited Loan in any material respect;

provided that the Administrative Agent may agree in writing to specifically waive any criteria set forth above (other than clauses (l), (m), (o), (v), (x) and (~~x~~aa)) with respect to any single Collateral Loan, including any waiver of any requirement for a Recurring Revenue Loan contained in the definition thereof (it being understood that the Administrative Agent is not required to provide any such waiver under any circumstances) and upon such waiver, such waived criteria will not constitute criteria for such Collateral Loan to qualify as an “Eligible Collateral Loan”.

“Eligible Country” means (a) the United States, (b) Canada, (c) the United Kingdom or (d) OECD countries with a country ceiling for foreign currency bonds of at least “Aa2” by Moody’s and a foreign currency issuer credit rating of at least “AA” by S&P.

“Eligible Investments” means any Dollar investment that, at the time it is Delivered, is Cash or one or more of the following obligations or securities:

(a)            direct interest bearing obligations of, and interest bearing obligations guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality of the United States, the obligations of which are backed by the full faith and credit of the United States;

(b)            demand or time deposits in, certificates of deposit of, bank deposit products, demand notes of, or bankers’ acceptances issued by any depository institution or trust company organized under the laws of the United States or any State thereof (including any federal or state branch or agency of a foreign depository institution or trust company) and subject to supervision and examination by federal and/or state banking authorities (including, if applicable, the Collateral Agent, the Custodian or the Administrative Agent or any agent thereof acting in its commercial capacity); provided that the short-term unsecured debt obligations of such depository institution or trust company at the time of such investment, or contractual commitment providing for such investment, are rated at least “A-1” by S&P and “P-1” by Moody’s;

(c)            commercial paper that (i) is payable in Dollars and (ii) is rated at least “A-1” by S&P and “P-1” by Moody’s; and

(d)            units of money market funds having a rating of the Highest Required Investment Category from each of S&P and Moody’s.

No Eligible Investment shall have an “f,” “r,” “p,” “pi,” “q,” “sf” or “t” subscript affixed to its S&P rating. Any such investment may be made or acquired from or through the Collateral Agent or the Administrative Agent or any of their respective Affiliates, or any entity for whom the Collateral Agent, the Administrative Agent, the Custodian or any of their respective Affiliates provides services and receives compensation (so long as such investment otherwise meets the applicable requirements of the foregoing definition of Eligible Investment at the time of acquisition) or acts as offeror of; provided that, notwithstanding the foregoing clauses (a) through (d), unless the Borrower and the Servicer have received the written advice of counsel of national reputation experienced in such matters to the contrary (together with an officer’s certificate of the Borrower or the Servicer to the Administrative Agent and the Collateral Agent employer under Section 414(b) or (c) of the Code or, for purposes of Section 302 of ERISA or Section 412 of the Code (and the regulations promulgated and rulings issued thereunder), Section 414(m) or (o) of the Code, with the Borrower.

“EU Bail-In Legislation Schedule” means the document described as the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU Due Diligence Requirements” means the due diligence and verification requirements applicable to EU Institutional Investors under Article 5 of the EU Securitisation Regulation (together with any delegated regulations, applicable guidance, regulatory technical standards, or implementing technical standards made thereunder) in respect of securitization positions, as in effect and/or amended or supplemented from time to time.

“EU Institutional Investor” has the meaning given to “institutional investor” under EU the Securitisation Regulation.

“EU Risk Retention Requirement” means Article 6 of the EU Securitisation Regulation (together with any delegated regulations, applicable guidance, regulatory technical standards, or implementing technical standards made thereunder).

“EU Securitisation Regulation” means Regulation (EU) 2017/2402 of the European Parliament and of the Council of 12 December 2017 laying down a general framework for securitisation and creating a specific framework for simple, transparent and standardised securitisation, as amended, varied or substituted from time to time, including (i) any technical standards thereunder as may be effective from time to time and (ii) any guidance relating thereto as may from time to time be published by any Competent Authority and an EU regulator.

“EU Transparency Reporting Side Letter Agreement” means any side letter agreement between the Borrower and the Collateral Agent that identifies itself as an EU Transparency Reporting Side Letter Agreement (or equivalent or similar name) thereunder.

“EU Transparency Requirements” means Article 7 of the EU Securitisation Regulation (together with any delegated regulations, applicable guidance, regulatory technical standards, or implementing technical standards made thereunder).

“EUR Collection Account” means the single, segregated account with respect to Collections in Euros at the Securities Intermediary in the name of the Borrower subject to the lien of the Collateral Agent for the benefit of the Secured Parties.

“Euros” or “€” means the lawful currency of the EEA Member Countries that have adopted and retain the single currency in accordance with the treaty establishing the European Community, as amended from time to time.

“Event of Default” means the occurrence of any of the events, acts or circumstances set forth in Section 6.01.

Party, in each case, (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such Secured Party is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of any Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which (i) such Lender becomes a party hereto or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 13.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Secured Party’s failure to comply with Section 13.03(g), and (d) Taxes imposed under FATCA.

“Expedited Notice of Borrowing” has the meaning assigned to such term in Section 2.03(d).

“Facility Amount” means (a) on or prior to the Facility Termination Date, an amount equal to the Maximum Facility Amount (as such amount may be reduced from time to time pursuant to Section 2.07) and (b) following the Facility Termination Date, the outstanding principal balance of all of the Advances.

“Facility Documents” means this Agreement, the Notes, the Account Control Agreement, the Collateral Agent Fee Letter, the Custodian Agreement, the Lender Fee Letter, the Administrative Agent Fee Letter, the Loan Sale Agreement and any other security agreements and other instruments entered into or delivered by or on behalf of the Borrower pursuant to Section 5.01(c) to create, perfect or otherwise evidence the Collateral Agent’s security interest in the Collateral.

“Facility Reduction Fee” has the meaning assigned to such term in the Lender Fee Letter.

“Facility Termination Date” means the last day of the Reinvestment Period ~~(as and to the extent extended in accordance with Section 2.16)~~.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any period, the greater of (a) 0% and (b) a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three

“FRB” has the meaning specified in the definition of Deliver.

“Fundamental Amendment” means, with respect to each Lender, any amendment, modification, waiver or supplement of or to this Agreement that would (a) increase or extend the term of the Individual Lender Maximum Funding Amounts or change the Final Maturity Date (other than an increase of the Individual Lender Maximum Funding Amount of a particular Lender or the addition of a new Lender agreed to by the relevant Lender), (b) extend the date fixed for the payment of principal of or interest on any Advance or any fee hereunder, (c) reduce the amount of any such payment of principal, (d) reduce the rate at which Interest is payable thereon or any fee is payable hereunder (other than in connection with the appointment of a Benchmark Replacement), (e) release any material portion of the Collateral, except in connection with dispositions permitted hereunder, (f) alter the terms of Section 9.01 or Section 13.01(b), (g) modify the definition of the terms “Majority Lenders,” “Required Lenders,” “Maximum Available Amount,” “Advance Rate,” “Borrowing Base,” “Minimum OC Coverage Test,” “Collateral Quality Test,” “Collateral Loan,” “Eligible Collateral Loan,” “Eligible Country,” “Class 1 Loan,” “Class 2 Loan” ~~or~~, “Class 3 Loan” or “OC Ratio” or any component thereof defined therein (in each case, other than any administrative, non-material amendment agreed to by the Borrower and the Administrative Agent); (h) modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof or (i) extend the Reinvestment Period, in each case to the extent such amendment, modification, waiver or supplement relates to such Lender.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

“GBP Collection Account” means the single, segregated account with respect to Collections in Pounds Sterling at the Securities Intermediary in the name of the Borrower subject to the lien of the Collateral Agent for the benefit of the Secured Parties.

“Government Security” has the meaning specified in the definition of Deliver.

“Governmental Authority” means, with respect to any Person, any nation or government, any supranational, state or other political or subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator, in each case, having jurisdiction or authority over such Person.

“Governmental Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Governmental Authorities.

“Governmental Filings” means all filings, including franchise and similar tax filings, and the payment of all fees, assessments, interests and penalties associated with such filings with all Governmental Authorities.

“Highest Required Investment Category” means (a) with respect to ratings assigned by Moody’s, “Aa2” or “P-1” for one month instruments, “Aa2” and “P-1” for three month instruments, “Aa3” and “P-1” for six month instruments and “Aa2” and “P-1” for Principal Proceeds (and not Interest Proceeds) until the aggregate of all Collections in respect thereof since it became a Defaulted Collateral Loan equals the Principal Balance of such Defaulted Collateral Loan at the time as of which it became a Defaulted Collateral Loan and all amounts received in excess thereof will constitute Interest Proceeds; and

(2)          any amounts received in respect of any Equity Security that was received in exchange for a Defaulted Collateral Loan will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all collections in respect of such Equity Security equals the outstanding Principal Balance of the related Collateral Loan, at the time it became a Defaulted Collateral Loan, for which such Equity Security was received in exchange.

“Interest Rate” means, as of any date of determination, an interest rate per annum equal to Term SOFR (or the Base Rate, if applicable) plus the Applicable Margin.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investor Report” means the ongoing quarterly investor reports required pursuant to and in accordance with Article 7(1)(e) of the Securitisation ~~Regulation~~Regulations.

“Law” means any action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, treaty, rule of public policy, settlement agreement, statute, or writ, of any Governmental Authority, or any particular section, part or provision thereof.

“Lender” means each Person listed on Schedule 1 and any other Person that shall have become a party hereto in accordance with the terms hereof pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Lender Fee Letter” means that certain fee letter, dated as of the Closing Date, by and among the Lenders, the Borrower and the Servicer, as amended or supplemented from time to time, and any other fee letter between a Lender, the Borrower and the Servicer that identifies itself as a Lender Fee Letter hereunder.

“Liabilities” means all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable and documented out-of-pocket fees and expenses of agents, experts and outside attorneys) and disbursements of any kind or nature whatsoever.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien or security interest (statutory or other), or preference, priority or other security agreement, charge or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same

“Maximum Facility Amount” means $~~790,000,000~~865,000,000 (as such amount may be reduced pursuant to Section 2.07); provided that it is understood that the loan facility established under this Agreement is an uncommitted facility and there is no express or implied commitment on the part of the Administrative Agent or any Lender to provide any Advance except that, in the case of Collateral Loans approved by means of an Approval Request or Approved List, the Lenders shall have committed to fund the related Advances (up to the amount(s) specified in the related Approval Request or Approved List), provided that the related conditions precedent set forth in Article III are satisfied with respect to such Advances on the applicable Borrowing Date.

“Maximum Portfolio Amount” means, as of any date of determination, the sum of (i) the Maximum Facility Amount as of such date and (ii) the aggregate amount of all contributions by the Equityholder to the Borrower (other than contributions made to cure a Default or an Event of Default) less any principal distributions that constitute a return of capital to the Equityholder other than Excluded Principal Distributions.

“Maximum Weighted Average Life Test” means a test that will be satisfied on any date of determination if the Weighted Average Life of the Collateral Loans as of such date is less than or equal to six and a half (6.5) years.

“Measurement Date” means (a) the Closing Date, (b) each Borrowing Date, (c) each Payment Date Report Determination Date and (d) each other date reasonably requested by the Administrative Agent.

“Mezzanine Obligations” means unsecured obligations that are contractually subordinated in right of payment to other debt of the same issuer.

“Minimum OC Coverage Test” means, as of any date, a test that is satisfied if the OC Ratio as of such date is equal to or greater than 1.00:1.00.

“Minimum Floating Spread” means 4.00%.

“Minimum Weighted Average Spread Test” means a test that is satisfied on any date of determination if the Weighted Average Floating Spread equals or exceeds the Minimum Floating Spread.

“Money” has the meaning specified in Section 1-201(24) of the UCC.

“Moody’s” means Moody’s Investors Service, Inc., together with its successors.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“Net-Debt-to-Recurring-Revenue Ratio” means, with respect to any Collateral Loan for any period, the meaning of “Net-Debt-to-Recurring-Revenue Ratio” or any comparable term defined in the Related Documents for such Collateral Loan, and in any case that “Net-Debt-to-Recurring-Revenue Ratio” or such comparable term is not defined in such Related Documents, the ratio of (a) indebtedness of the related Obligor under such Collateral Loan and all other indebtedness of such Obligor that is senior or pari passu in right of payment to such Collateral Loan minus Unrestricted Cash and cash equivalents to (b) TTM Recurring Revenue, as calculated by the Servicer in good faith in accordance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Related Documents; provided that, in the event of a lack of any such information necessary to calculate the Net-Debt-to-Recurring-Revenue Ratio for any Collateral Loan, the Net-Debt-to-Recurring-Revenue Ratio for such Collateral Loan shall be a ratio calculated by the Administrative Agent in its sole discretion after consultation with the Servicer or, if agreed to by the Administrative Agent, by the Servicer in good faith in accordance with the Servicing Standard.

“Non-accrual Loan” means any Collateral Loan as to which at any time:

(A)            a default as to all or any portion of one or more payments of principal and/or interest (including a failure of a selling institution to pay amounts due and payable to the Borrower with respect to the related participation) has occurred after the earlier of (i) any grace period applicable thereto and (ii) ninety (90) Business Days, in each case, past the applicable due date; or

(B)            an Insolvency Event has occurred with respect to the Obligor.

“Non-Approval Event” means an event that (x) will be deemed to have occurred if the ratio (measured on a rolling three-month basis) of (i) the number or Dollar amount of Approval Requests for loans that satisfy the requirements of an Eligible Collateral Loan rejected by the Administrative Agent over (ii) the total number or aggregate Dollar amount of Approval Requests is greater than 70% and (y) will be continuing until the conditions set forth in clause (x) of this definition are no longer true; provided that, until ten (10) loans have been submitted for approval to the Administrative Agent by the Servicer, the ratio of clause (x)(i) over clause (x)(ii) shall be deemed to be zero.

“Note” means each promissory note, if any, issued by the Borrower to a Lender in accordance with the provisions of Section 2.04(b), substantially in the form of Exhibit A.

“Notice of Borrowing” has the meaning assigned to such term in Section 2.03(a).

“Notice of Prepayment” has the meaning assigned to such term in Section 2.06(a).

“NYFRB” means the Federal Reserve Bank of New York.

“Obligations” means all indebtedness, whether absolute, fixed or contingent, at any time or from time to time owing by the Borrower to any Secured Party or any Affected Person under or in connection with this Agreement, the Notes or any other Facility Document, including all amounts payable by the Borrower in respect of the Advances, with interest thereon, and all other amounts payable hereunder or thereunder by the Borrower.

only so long as (x) the Minimum OC Coverage Test is satisfied immediately prior to and immediately after giving effect to such Permitted Tax Distribution (unless otherwise consented to by the Administrative Agent in its sole discretion), (y) the Borrower certifies the above in a RIC Distribution Notice to the Administrative Agent at least two (2) Business Days prior to the applicable distribution and (z) the Borrower provides at least two (2) Business Days’ prior written notice thereof to the Administrative Agent and the Collateral Agent.

“Permitted Working Capital Lien” has the meaning assigned to such term in the definition of “First Lien Loan”.

“Person” means an individual or a corporation (including a business trust), partnership, trust, incorporated or unincorporated association, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind.

“PIK Loan” means a loan (other than a Partial PIK Loan) that permits the Obligor thereon to defer or capitalize any portion of the accrued interest thereon.

“Plan” means an employee pension benefit plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code, in any case, which is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“Plan Asset Rule” has the meaning assigned to such term in Section 4.01(m).

“Portfolio Advance Rate Adjustment” means, as of any date of determination, the percentage set forth on the table below corresponding to the highest Diversity Score then-applicable to the Collateral Loans:

Diversity Score	Advance Rate Adjustment
Less than 4	0%
Greater than or equal to 4, but less than 6	40%
Greater than or equal to 6, but less than 10	60%
Greater than or equal to 10, but less than 14	80%
Greater than or equal to 14	100%

“Portfolio Report” means the ongoing quarterly portfolio level disclosure required pursuant to and in accordance with Article 7(1)(a) of the Securitisation ~~Regulation~~Regulations.

“Post-Default Rate” means a rate per annum equal to the Interest Rate otherwise in effect pursuant to this Agreement plus 2.00% per annum.

“Potential Servicer Removal Event” means any event which, with the passage of time, the giving of notice, or both, would (if not cured or otherwise remedied during such time) constitute a Servicer Removal Event.

“Pounds Sterling” and “₤” means the lawful currency of the United Kingdom.

“Pricing Source” means any of Loan Pricing Corporation, Mark-it Partners (formerly known as Loan X), Interactive Data Corporation or another nationally recognized broker-dealer or nationally recognized quotation service mutually agreed from time to time by (a) the Administrative Agent and (b) the Servicer.

“Prime Rate” means the rate determined by BNP from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by BNP in connection with extensions of credit to debtors.

“Principal Balance” means, with respect to any loan, as of any date of determination, the outstanding principal amount of such loan, excluding any capitalized interest.

“Principal Collection Subaccount” has the meaning assigned to such term in Section 8.02(a).

“Principal Proceeds” means, with respect to any Collection Period or the related Determination Date, all amounts received by the Borrower during such Collection Period that do not constitute Interest Proceeds, including unapplied proceeds of the Advances and any amounts received by the Borrower as equity contributions (and not designated as Interest Proceeds in accordance with Section 10.04).

“Priority of Payments” has the meaning assigned to such term in Section 9.01(a).

“Private Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Persons (other than Governmental Authorities).

“Proceeds” has, with reference to any asset or property, the meaning assigned to it under Section 9-102(a)(64) of the UCC and, in any event, shall include any and all amounts from time to time paid or payable under or in connection with such asset or property.

“Prohibited Loan” has the meaning assigned to such term on Schedule 2.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 13.25.

“QIB” has the meaning assigned to such term in Section 13.06(e).

“Qualified Institution” means a depository institution or trust company organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (a)(i) that has either (A) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (B) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or minimum liquidity and maximum ratio of principal loan amount outstanding to TTM Recurring Revenue.

“Register” has the meaning assigned to such term in Section 13.06(d).

“Regulation T,” “Regulation U” and “Regulation X” mean Regulation T, U and X, respectively, of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reinvestment Period” means the period from and including the Closing Date to and including the earlier of (a) the date that is the third anniversary of the Fifth Amendment Effective Date ~~(or such later date as may be agreed by the Borrower, the Administrative Agent and each Lender pursuant to Section 2.16)~~ and (b) the date of the termination of the Individual Lender Maximum Funding Amounts pursuant to Section 6.01.

“Related Documents” means, with respect to any Collateral Loan, (i) the loan or credit agreement evidencing such Collateral Loan, (ii) the principal security agreement, and (iii) if the same can be obtained without undue expense or effort, all other documents evidencing, securing, guarantying, governing or giving rise to such Collateral Loan but, for the avoidance of doubt, excluding immaterial certificates, notices and other ancillary documentation.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board of the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Recipients” has the meaning specified in Section 13.24(a).

“Relevant Test Period” means, with respect to any Collateral Loan, the relevant test period for the calculation of EBITDA, Interest Coverage Ratio or Senior Net Leverage Ratio, as applicable, for such Collateral Loan in the applicable Related Documents or, if no such period is provided for therein, for Obligors delivering monthly financial statements, each period of the last twelve consecutive reported calendar months, and for Obligors delivering quarterly financial statements, each period of the last four consecutive reported fiscal quarters of the principal Obligor on such Collateral Loan; provided that, with respect to any Collateral Loan for which the relevant test period is not provided for in the applicable Related Documents, if an Obligor is a newly-formed entity as to which twelve consecutive calendar months have not yet elapsed, “Relevant Test Period” shall initially include the period from the date of formation of such Obligor or closing date of the applicable Collateral Loan to the end of the twelfth calendar month or fourth fiscal quarter (as the case may be) from the date of formation or closing, as applicable, and shall subsequently include each period of the last twelve consecutive reported calendar months or four consecutive reported fiscal quarters (as the case may be) of such Obligor.

“Requested Amount” has the meaning assigned to such term in Section 2.03.

“Required Lenders” means, at any time, (a) Lenders having Percentages aggregating greater than or equal to 66 2/3% and (b) the Administrative Agent; provided that, in addition to the foregoing, (x) if there are two (2) or more Lenders that are not Affiliates at such

“Revolving Exposure” means, at any time, the sum of the Dollar Equivalent of the aggregate Unfunded Amount of each Collateral Loan (including each Ineligible Collateral Loan and each Defaulted Collateral Loan) at such time.

“Revolving Reserve Account” has the meaning assigned to such term in Section 8.04.

“RIC Distribution Notice” means a written notice setting forth the calculation of the Borrower’s net taxable income (determined as if the Borrower were a domestic corporation for U.S. federal income tax purposes) and of any Permitted Tax Distribution and certifying that the Equityholder remains a “regulated investment company” under Subchapter M of the Code.

“Risk Retention Requirements” means the EU Risk Retention Requirement and the UK Risk Retention Requirement.

“S&P” means S&P Global Ratings, a Standard & Poor’s Financial Services, LLC business.

“Sale Settlement Condition” means, with respect to any binding commitment of the Borrower to sell a Collateral Loan, a condition that is beyond the control of the Borrower and/or the Servicer, as certified in writing by the Servicer to the Administrative Agent, which has resulted in the settlement of such sale not occurring within 30 days of the date of the Borrower entering into such binding commitment to sell.

“Sale Settlement Pending Collateral” means, on any date of determination, Collateral Loans that the Borrower, within the immediately preceding 30 days (or if a Sale Settlement Condition applies, within the immediately preceding 60 days (or any longer period to which the Administrative Agent may agree)), has entered into a binding commitment to sell that has not settled.

“Sanctioned Country” has the meaning given to such term in Section 4.01(r).

“Sanctioned Person” has the meaning given to such term in Section 4.01(r).

“Sanctions” means any economic or trade sanctions or restrictive measures enacted, administered, imposed or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, the French Republic, Her Majesty’s Treasury and/or any other relevant sanctions authority.

“Scheduled Distribution” means, with respect to any Collateral Loan, for each Due Date, the scheduled payment of principal and/or interest and/or fees due on such Due Date with respect to such Collateral Loan.

“Second Lien Loan” means any Collateral Loan (for purposes of this definition, a “loan”) that meets the following criteria:

(a)            is secured by a pledge of collateral, which security interest is validly perfected and second priority (subject to liens permitted under the related underlying instruments that are reasonable and customary for similar Collateral Loans) under Applicable Law (other than a Collateral Loan that is second priority to a Permitted Working Capital Lien); and

(b)           the Servicer determines in good faith that the value of the collateral securing the Collateral Loan (including based on enterprise value) on or about the time of origination or acquisition by the Borrower equals or exceeds the outstanding principal balance of the Collateral Loan plus the aggregate outstanding balances of all other Collateral Loans of equal or higher seniority secured by the same collateral.

“Secured Parties” means the Administrative Agent, the Collateral Agent, the Custodian, each Lender and the Securities Intermediary.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, all as from time to time in effect.

“Securities Intermediary” means U.S. Bank National Association in its capacity as Securities Intermediary under the Account Control Agreement and any other entity as defined in Section 8-102(a)(14) of the UCC.

“Securitisation Regulation” ~~means~~Regulations” the EU Securitisation Regulation ~~(EU) 2017/2402~~and the UK Securitisation Regulation.

“Security Entitlement” has the meaning specified in Section 8-102(a)(17) of the UCC.

“Senior Net Leverage Ratio” means, with respect to any Collateral Loan for any Relevant Test Period, the meaning of “Senior Net Leverage Ratio” or any comparable term defined in the Related Documents for such Collateral Loan, and in any case that “Senior Net Leverage Ratio” or such comparable term is not defined in such Related Documents, the ratio of (a) total indebtedness of the Obligor (other than indebtedness of such Obligor that is junior in terms of lien subordination to indebtedness of such Obligor held by the Borrower) minus Unrestricted Cash and cash equivalents to (b) EBITDA as calculated by the Servicer in accordance with the Servicing Standard.

“Servicer” means Ares Capital Corporation, in its capacity as servicer hereunder and any successor thereto in accordance herewith.

“Servicer Expense Cap” means, for any Payment Date, an amount not to exceed $75,000 during any twelve (12) month period.

further, that if Term SOFR determined as provided above (including pursuant to the proviso above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Trade Date” has the meaning assigned to such term in Section 1.04(l).

“TTM Recurring Revenue” means, with respect to any Obligor and any date, the Recurring Revenue for such Obligor for the trailing twelve months ending on such date, as calculated by the Servicer in good faith in accordance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Related Documents.

“UCC” means the New York Uniform Commercial Code; provided that if, by reason of any mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of the security interests granted to the Collateral Agent pursuant to this Agreement are governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States of America other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of such perfection, effect of perfection or non-perfection or priority.

“UK Due Diligence Requirements” means the due diligence and verification requirements applicable to UK Institutional Investors under Article 5 of the UK Securitisation Regulation (together with any delegated regulations, applicable guidance, regulatory technical standards, or implementing technical standards made thereunder) in respect of securitization positions, as in effect and/or amended or supplemented from time to time.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Institutional Investor” has the meaning given to “institutional investor” under the UK Securitisation Regulation.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Risk Retention Requirement” means Article 6 of the UK Securitisation Regulation (together with any delegated regulations, applicable guidance, regulatory technical standards, or implementing technical standards made thereunder).

“UK Securitisation Regulation” means Regulation (EU) 2017/2402 relating to a European framework for simple, transparent and standardised securitisation in the form in effect on 31 December 2020 which forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended by the Securitisation (Amendment) (EU Exit) Regulations 2019 of the United Kingdom and as further amended, varied or substituted from time to time as a matter of UK law, including (i) any technical standards thereunder as may be effective from time to time and (ii) any guidance relating thereto as may from time to time be published by the United Kingdom Financial Conduct Authority and/or the United Kingdom Prudential Regulation Authority (or, in each case, any successor thereto).

“Uncertificated Security” has the meaning specified in Section 8-102(a)(18) of the UCC.

“Unfunded Amount” means, with respect to any Collateral Loan, as of any date of determination, the unfunded commitment of the Borrower with respect to such Collateral Loan as of such date.

“Unrestricted Cash” has the meaning assigned to the term “Unrestricted Cash” or any comparable term defined in the Related Documents for each Collateral Loan, and in any case that “Unrestricted Cash” or such comparable term is not defined in such Related Documents, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than blanket liens permitted under or granted in accordance with such Related Documents).

“Unused Fees” has the meaning assigned to such term in the Lender Fee Letter.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 13.25.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 13.03(g)(iii).

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

(vii)         With respect to loans that are not on the Approved List, the Borrower (or the Servicer on behalf of the Borrower) may send an Approval Request at any time to the Administrative Agent. If the Administrative Agent receives an Approval Request by 12:00 p.m. New York City time on any Business Day, the Administrative Agent shall use commercially reasonable efforts to notify the Servicer and Borrower in writing (including via electronic mail) whether it has approved or rejected such Approval Request by 12:00 p.m. New York City time on or prior to the second Business Day thereafter (it being understood, for the avoidance of doubt, that (x) any Approval Request received by the Administrative Agent after 12:00 p.m. New York City time on any Business Day shall be deemed to have been received on the following Business Day and (y) any Approval Request as to which the Administrative Agent has not notified the Servicer and Borrower that it has approved such Approval Request by 12:00 p.m. New York City time on or prior to the second Business Day thereafter shall be deemed to have been rejected); provided further that the Borrower shall have the ability to commit to purchase any loan approved and added to the Approved List pursuant to this clause (vii) without further approval by the Administrative Agent only if the Borrower commits to purchase such loan within ten (10) Business Days from the date of such approval by the Administrative Agent. On the date occurring ten (10) Business Days after the date of such approval by the Administrative Agent, any such approved loan, if not purchased or committed to be purchased by the Borrower, will be deemed to be removed from the Approved List.

(viii)        [Reserved.]

(ix)           Notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall have the right, acting in its sole and absolute discretion, to (A) approve or reject any Approval Request or any loan in the Asset List, (B) at any time, rescind the approval of any Approval Request or any loan in the Approved List, and (C) request additional information reasonably available to the Borrower regarding any proposed Collateral Loan; provided that any rescission of approval shall not invalidate any commitment to purchase a Collateral Loan entered into by the Borrower (or the Servicer on its behalf) prior to one hour after the delivery (via email) of such rescission; provided, further that the Servicer shall not initiate negotiations to acquire any proposed Collateral Loan on the Approved List after receipt of a notice of rescission in respect thereof.

Section 2.03     Making of the Advances.     (a)     If the Borrower desires that the Lenders make an Advance under this Agreement with respect to any Loan Class in connection with the Borrower’s purchase of a Collateral Loan for which the Approval Request has been approved or which has been identified on the Approved List pursuant to Section 2.02, it shall give the Collateral Agent and the Administrative Agent (with a copy to each Lender) a written notice (each, a “Notice of Borrowing”) for such Advance (which notice shall be irrevocable and effective upon receipt) not later than 2:00 p.m. at least one (1) Business Day ~~(or, in the case of any Advance in a currency other than Dollars, two (2) Business Days)~~ prior to the day of the requested Advance.

direction of the Administrative Agent. The Servicer or the Administrative Agent, as applicable, shall provide no less than one (1) Business Day’s prior written notice to the Administrative Agent or the Servicer, as applicable, and the Collateral Agent of any such conversion. The Servicer shall instruct the Collateral Agent, no later than two (2) Business Days immediately preceding each Payment Date, to convert amounts on deposit in the applicable Collection Account into Dollars pursuant to the definition of “Dollar Equivalent” to the extent necessary to make payments required in Dollars hereunder. All risks and expenses incident to such conversion are the responsibility of the Borrower and the Collateral Agent shall have (x) no responsibility for fluctuations in exchange rates affecting any Collections or conversion thereof and (y) to the extent it complies with the instructions provided by the Servicer or the Administrative Agent, no liability for any losses incurred or resulting from the rates obtained in such foreign exchange transactions.

Section 2.16 ~~Extension of Facility Termination Date. The Borrower shall have an option to extend the Facility Termination Date one time, by not longer than one year, subject to the satisfaction of conditions precedent to be agreed between the parties.~~[Reserved].

Section 2.17     Defaulting Lenders. (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)             That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 13.01(d).

(ii)            Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Event of Default or Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held as cash collateral for future funding obligations of that Defaulting Lender to fund Advances under this Agreement; fourth, to the payment of any amounts owing to other Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Event of Default or Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Advances in respect of which that Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of that

(i)            Taxes. It has filed all income tax returns and all other material tax returns which are required to be filed by it, if any, and has paid all income taxes and all other material taxes shown to be due and payable on such returns, if any, or pursuant to any assessment received by any such Person other than any such taxes, assessments or charges that are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established.

(j)            Anti-Corruption Laws and Anti-Terrorism Laws. None of the Equityholder, its subsidiaries, their respective directors or officers, or, to the best knowledge of the Equityholder, their respective employees or Persons Controlling or Controlled by the Equityholder has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption, anti-terrorism or anti-money laundering laws, regulations or rules in any applicable jurisdiction and the Equityholder has instituted and maintains policies and procedures designed to prevent violation of such laws, regulations and rules.

(k)            Sanctions. None of the Equityholder, its subsidiaries, their respective directors or officers, or, to the best knowledge of the Equityholder, their respective employees or Persons Controlling or Controlled by the Equityholder is a Person that is, or is owned or controlled by Persons that are: (i) a Sanctioned Person or (ii) located, organized or resident in, or whose government is, a Sanctioned Country.

(l)            No Default. Neither it nor any of its subsidiaries is in default under or with respect to any contractual obligation or restriction that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(m)           No Proceedings. There is no litigation, proceeding or investigation pending or, to its knowledge, threatened against it before any Governmental Authority (i) asserting the invalidity of any Facility Document to which it is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Facility Document to which it is a party or (iii) that could reasonably be expected to have a Material Adverse Effect.

(n)           Information. All information heretofore or hereafter furnished by it or on its behalf in its capacity as Equityholder to any Secured Party in connection with the Facility Documents or any transaction contemplated hereby or thereby is and will be (when taken as a whole) true, complete and correct in all material respects as of the date such information is stated or certified and does not and will not omit to state a material fact necessary to make the statements contained therein not misleading.

(o)           Originator. It is an “originator” for the purposes of the Securitisation ~~Regulation~~Regulations in respect of the Retention Holder Originated Collateral Loans.

(p)           Establishment. It has established, and, in its capacity as Servicer, manages the securitisation contemplated by the Facility Documents.

(q)            Sole purpose. It (i) is not an entity that has been established or operates for the sole purpose of securitising exposures and (ii) has the capacity to meet its payment obligations from resources not related to the exposures it securitises.

(r)            Collateral Loans. As of the date hereof, ~~more than 50% of the Collateral Loans held by the Borrower are~~the Aggregate Principal Balance of all Retention Holder Originated Collateral Loans divided by the Aggregate Principal Balance of all Collateral Loans, is greater than or equal to 5%.

ARTICLE V

COVENANTS

Section 5.01     Affirmative Covenants of the Borrower. The Borrower covenants and agrees that, until the Collection Date:

(a)            Compliance with Agreements, Laws, Etc. It shall (i) duly observe and comply in all material respects with all Applicable Laws relative to the conduct of its business or to its assets, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (iv) comply with the terms and conditions of each Facility Document to which it is a party, its Constituent Documents and each Related Document to which it is a party and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary to properly carry out its business and the transactions contemplated to be performed by it under the Facility Documents to which it is a party, its Constituent Documents and the Related Documents to which it is a party, except, in the case of this clause (v), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)            Enforcement.

(i)            It shall not take any action that would release any Obligor from any of such Obligor’s material covenants or obligations under any instrument or agreement included in the Collateral, except in the case of (A) repayment of Collateral Loans, (B) subject to the terms of this Agreement, (1) amendments to Collateral Loans in accordance with the Servicing Standard and (2) actions taken in connection with the work out or restructuring of any Collateral Loan in accordance with the provisions hereof, and (C) other actions by the Servicer required hereby or otherwise to the extent not prohibited by, or in conflict with, this Agreement.

(ii)            It will perform all of its obligations and agreements contained in this Agreement or any other Facility Document to which such Person is a party.

(c)            Further Assurances. It shall promptly upon the reasonable request of either Agent or the Required Lenders (through the Administrative Agent), at its expense, execute and deliver such further instruments and take such further action in order to maintain and protect the Collateral Agent’s first-priority perfected security interest in the Collateral pledged by the Borrower for the benefit of the Secured Parties free and clear of any Liens (other than Permitted Liens). At the request of either Agent or the Required Lenders (through the Administrative

(e)            the Borrower ceases to have a valid ownership interest in all of the Collateral (subject to Permitted Liens);

(f)            the Borrower assigns any of its rights, obligations, or duties under the Facility Documents without the prior written consent of each Lender;

(g)            the Borrower’s assets (or the Collateral) constitute “plan assets” for purposes of the Plan Asset Rule;

(h)            (i) any Facility Document or any material provision thereof shall (except in accordance with its terms) terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, the Equityholder or the Servicer, (ii) the Borrower, the Equityholder, the Servicer or any Governmental Authority shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Facility Document or any Lien purported to be created thereunder, or (iii) any Lien securing any obligation under any Facility Document shall, in whole or in part, cease to be a first priority perfected security interest of the Collateral Agent, except as otherwise permitted in accordance with the Facility Documents (subject to Permitted Liens);

(i)             an Insolvency Event relating to the Borrower or the Equityholder;

(j)             failure to reduce all Obligations to $0 by the Final Maturity Date;

(k)            [reserved];

(l)             the occurrence of an OC Ratio Breach ~~and such OC Ratio Breach remains unremedied for a period of 10 consecutive Business Days without being cured~~not cured in accordance with Section 6.02;

(m)           the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $250,000, with respect to the Borrower (net of amounts covered by insurance), and the Borrower shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal, in each case, within sixty (60) days from the date of entry thereof;

(n)            the Borrower fails to have at least one Independent Director; provided that the resignation of an Independent Director or the removal of an Independent Director for “cause” shall not affect this clause (n) unless the Borrower fails to appoint a new Independent Director within ten (10) Business Days of the effective date of such removal or resignation;

(o)            any Payment Date Report shall fail to be delivered when due and such failure shall continue for three (3) Business Days after receipt of written notice thereof to the Borrower and the Servicer by the Administrative Agent;

(p)            (i) a Servicer Removal Event or (ii) a Change of Control occurs;

In addition, upon the occurrence and during the continuation of an Event of Default (and with respect to the remedy provided in clause (w) below, upon the occurrence and during the continuation of an Event of Default described in clause (p)(i) above), following written notice by the Administrative Agent (provided in its sole discretion or at the direction of the Required Lenders) to the Servicer of the exercise of control rights with respect to the Collateral, the Administrative Agent may exercise such rights, including: (v) the exercise of the Servicer’s rights and obligations under the Facility Documents, including its unilateral power to (A)            consent to modifications to Collateral Loans, (B) take any discretionary action with respect to Collateral Loans and (C) direct the acquisition, sales and other dispositions of Collateral Loans to be immediately terminated; (w) subject to delivery of a Servicer Removal Notice, remove the Servicer and transfer of the Servicer’s rights and obligations under the Facility Documents to a Replacement Servicer; (x) if the Servicer is not terminated or otherwise replaced, to require the Servicer to obtain the consent of the Administrative Agent before agreeing to any modification of any Collateral Loan, taking any discretionary action with respect to any Collateral Loan or causing the Borrower to sell or otherwise dispose of any Collateral Loan; (y) if the Servicer is not terminated or otherwise replaced, to require the Servicer to cause the Borrower to sell or otherwise dispose of any Collateral Loan as directed by the Administrative Agent pursuant to Section 7.03, and (z) with respect to any specific Collateral Loan, to require the Servicer to take such discretionary action with respect to such Collateral Loan as directed by the Administrative Agent.

Section 6.02     OC Ratio Breach Cures.     (a)     Notwithstanding anything to the contrary in this Agreement, if (x) an OC Ratio Breach has occurred and (y)  the Servicer provides, within ~~ten~~three (~~10~~3) Business Days ~~of the occurrence of such OC Ratio Breach,~~following the occurrence of such OC Ratio Breach, evidence satisfactory to the Administrative Agent, as determined by the Administrative Agent in its sole discretion, that the Borrower will promptly cure such OC Ratio Breach, then the Equityholder may, but shall not be required to, cure such condition by effecting one or more (or any combination thereof) of the following actions in order to cure such OC Ratio Breach as of such date of determination no later than ten (10) Business Days following the occurrence of such OC Ratio Breach: (i) making a cash payment into the Principal Collection Subaccount in an amount (which shall be in increments of $500,000) that would cause such OC Ratio Breach to be cured after giving effect to such payment into the Principal Collection Subaccount (any such payment, an “OC Ratio Posting Payment”), (ii) repaying or causing the Borrower to repay outstanding Advances, and/or (iii) subject to the approval of the Administrative Agent, in its sole discretion, by assignment and contribution of additional Eligible Collateral Loans to the Borrower.

(b)           No later than 3:00 p.m. on the Business Day prior to the proposed repayment of outstanding Advances or assignment of additional Eligible Collateral Loans pursuant to Section 6.02(a), the Borrower (or the Equityholder on its behalf) shall deliver (i) to the Administrative Agent (with a copy to the Collateral Agent) notice of such repayment or assignment and a duly completed Borrowing Base Calculation Statement, updated to the date such repayment or assignment is being made and giving pro forma effect to such repayment or assignment, and (ii) to the Administrative Agent, if applicable, a description of any Eligible Collateral Loan and each Obligor of such Eligible Collateral Loan to be assigned and added to warranties of the Servicer set forth in any Facility Document or in any certificate, statement or report delivered in connection therewith to be true when made or when deemed made or repeated and (iii) by reason of any gross negligence, bad faith or willful misconduct (as determined by the final non-appealable judgment of a court of competent jurisdiction) on the part of the Servicer in its capacity as Servicer; except the Servicer shall not be liable to the extent any such Liability (x) results from the performance or non-performance of the Collateral Loans or (y) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from any Indemnified Party’s bad faith, gross negligence or willful misconduct; provided that any payment hereunder which relates to taxes, levies, imposes, deductions, charges and withholdings, and all liabilities (including penalties, interest and expenses) with respect thereto, or additional sums described in Sections 2.10, 2.11 or 13.03, shall not be covered by this Section 13.04(c). The Servicer shall not have any liability hereunder to any Indemnified Party to the extent an Indemnified Party affects any settlement of a matter that is (or could be) subject to indemnification hereunder without the prior written consent of the Servicer (which consent shall not be unreasonably withheld or delayed).

(d)            The Equityholder agrees to indemnify and hold harmless each Indemnified Party from and against any and all Liabilities that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of any one or more of the following: (i) any breach by the Equityholder of any covenant or any of its obligations set forth in Section 13.22 and (ii) the failure of any of the representations or warranties of the Equityholder set forth in Section 4.03 (o), (p), (q) and (r) and Section 13.22 or in any certificate, statement or report delivered in connection therewith to be true when made or when deemed made or repeated.

Section 13.05 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 13.06 Assignability.     (a)     Each Lender may, with the consent of the Administrative Agent and the Borrower, assign to an assignee all or a portion of its rights and obligations under this Agreement (including all or a portion of its outstanding Advances or interests therein owned by it, together with ratable portions of its Individual Lender Maximum Funding Amount); provided that:

(i)            each of the Borrower’s and the Administrative Agent’s consent to any such assignment (A) shall not be unreasonably withheld or delayed and (B) shall not be required if the assignee is a Permitted Assignee with respect to such assignor; and

(ii)            the Borrower’s consent to any such assignment pursuant to this Section 13.06(a) shall not be required ~~(~~if (x) other than with respect to an assignment to an Ares Competitor~~) if (x)~~, a Default shall have occurred and be continuing, or (y) other than with respect to an assignment to an Ares Competitor, such assignment is required by any Change in Law or (z) an Event of Default shall have occurred (and not been waived by the Lenders in accordance with Section 13.01) ~~or~~and either (~~y~~1) such assignment is ~~required by any Change in Law~~not to an Ares Competitor or (2) such Event of Default occurred under Section 6.01(a), (b) or (i) and has been continuing for at least thirty (30) days.

The parties to each such assignment shall execute and deliver to the Administrative Agent (with a copy to the Collateral Agent) an Assignment and Acceptance and the applicable tax forms required by Section 13.03(g). Notwithstanding any other provision of this Section 13.06, no assignment by any Lender to the Borrower or any of its Affiliates shall be permitted.

(b)            The Borrower may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Agents and ~~the Lenders~~each Lender.

(c)     (i)     Any Lender may, without the consent of (other than with respect to a participation to an Ares Competitor), but with notice to, the Borrower, sell participations to Participants in all or a portion of such Lender’s rights and obligations under this Agreement; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (D) each Participant shall have agreed to be bound by this Section 13.06(c), Section 13.06(d), Section 13.06(e) and Section 13.17; provided, further that the consent of the Borrower shall not be required in connection with a participation to an Ares Competitor if an Event of Default shall have occurred under Section 6.01(a), (b) or (i) (and shall not been waived by the Lenders in accordance with Section 13.01) and such Event of Default has been continuing for at least thirty (30) days. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any Fundamental Amendment. Sections 2.10, 2.11, and 13.03 shall apply to each Participant as if it were a Lender and had acquired its interest by assignment pursuant to clause (a) of this Section 13.06 (subject to the requirements and limitations set forth in Section 13.03, including the requirements under Section 13.03(g)); provided that (A) such Participant agrees to be subject to the provisions of Section 13.03(g) as if it were an assignee under clause (a) of this Section 13.06 and (B) no Participant shall be entitled to any amount under Section 2.10, 2.11, or 13.03 which is greater than the amount the related Lender would have been entitled to under any such Sections or provisions if the applicable participation had not occurred, except to the extent such entitlement to receive a greater amount results from a Change in Law that occurs after the Participant acquired the applicable participation.

(ii)  In the event that any Lender sells participations in any portion of its rights and obligations hereunder, such Lender as nonfiduciary agent for the Borrower shall maintain a register on which it enters the name and address of all participants in the Advances held by it and the principal amount (and stated interest thereon) of the portion of the Advance which is the subject of the participation (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the

Section 13.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Facility Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges and accepts that any liability of any Affected Financial Institution arising under or in connection with any Facility Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-in Action on any such liability, including, if applicable:

(i)             a reduction in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest), or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Facility Document; or

(iii)           the variation of the terms of any Facility Document to the extent necessary to give effect to any Bail-in Action in relation to such liability.

Section 13.21 WAIVER OF SOVEREIGN IMMUNITY. To the extent that any of the Borrower, Servicer or Equityholder may be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Facility Document, to claim for itself or its revenues, assets or properties any immunity from suit, the jurisdiction of any court, attachment prior to judgment, attachment in aid of execution of a judgment, set-off, execution of a judgment or any other legal process, and to the extent that in any such jurisdiction there may be attributed such immunity (whether or not claimed), each of the Borrower, the Servicer and the Equityholder irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction and hereby agrees that the foregoing waiver shall be enforced to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America, as amended, and is intended to be irrevocable for the purpose of such act.

Section 13.22 Securitisation ~~Regulation~~Regulations’ Requirements. The Equityholder hereby represents and covenants, for the benefit of the Administrative Agent, the Lenders, the Collateral Agent (for the benefit of the Secured Parties) and, in respect of paragraphs (d) and (e) below only, the Servicer that, for so long as any Advance remains outstanding:

(a)            it will retain, as originator (for the purpose of the Securitisation ~~Regulation~~Regulations), on an ongoing basis, a material net economic interest in the form specified in paragraph (d) of Article 6(3) of each of the Securitisation ~~Regulation~~Regulations, being retention of the first loss tranche and, if necessary, other tranches having the same or a more severe risk profile than those transferred or sold to investors and not maturing any earlier than those transferred or sold to investors, through maintaining funding to the Borrower under the LLC Agreement, in an amount equal to not less than 5% of the Retention Basis Amount (such net economic interest being the “Retained Interest”);

(b)            neither it nor any of its Affiliates will sell, hedge, enter into a short position or otherwise mitigate its credit risk under or associated with the Retained Interest where to do so would cause the transaction contemplated by the Facility Documents to cease to be compliant with the ~~EU~~ Risk Retention ~~Requirement~~Requirements;

(c)            it will provide to the Administrative Agent and/or any Lender that is subject to the ~~EU~~ Due Diligence Requirements, the information, documents, reports and notifications that the Administrative Agent and/or such Lender reasonably requests as necessary to enable compliance with any of their obligations under the ~~EU~~applicable Due Diligence Requirements; provided that (i) such information is not subject to any duty of confidentiality and (x) in its possession or (y) not in its possession but obtainable using commercially reasonable efforts and without material expense (provided further that, if obtaining such information, documents, reports or notifications would involve material expense but the requesting Lender agrees to reimburse it, then it shall obtain the same) and (ii) such disclosure is not contrary to any requirement of law or regulation applicable to it;

(d)            it will confirm to each of the Borrower, the Administrative Agent, the Servicer, each Lender and the Collateral Agent, its continued compliance with the covenants set out at paragraphs (a) and (b) above in each Payment Date Report;

(e)             it will promptly notify the Borrower, the Administrative Agent, the Servicer, each Lender and the Collateral Agent in writing if for any reason it fails to comply with either of the covenants set out in paragraphs (a) or (b) above in any way;

(f)             it will notify each of its Affiliates of the contents of paragraph (b) above and shall use reasonable endeavors to procure that each of its Affiliates complies with the terms of paragraph (b) as if it were a party thereto; and

(g)            (A) in relation to each Collateral Loan acquired by the Borrower which is a Retention Holder Originated Collateral Loan pursuant to part (a) of the definition thereof, it applied sound and well-defined credit granting criteria to the origination of the Collateral Loan; (B) in relation to each Collateral Loan acquired by the Borrower which is a Retention Holder Originated Collateral Loan pursuant to part (b) of the definition thereof, it has verified, in light of the information available to it and subject to its usual standard of care, and reasonably believes that the entity which was, directly or indirectly, involved in the original agreement which created the Collateral Loan applied sound and well-defined credit granting criteria to the origination of the Collateral Loan, and that it maintained clearly established processes for approving, amending, modifying, renewing and financing the Collateral Loan and had effective systems in place to apply those criteria and processes to ensure that the Collateral Loan was granted and approved based on a thorough assessment of the relevant Obligor’s creditworthiness; and (C) it has, and reasonably expects to maintain, clearly established criteria and processes for originating, amending, modifying, renewing and financing the Collateral Loans (the “Collateral Loan Originations and Revisions”) and has effective systems in place to apply those criteria and processes to ensure that Collateral Loan Originations and Revisions are granted and approved based on a thorough assessment of each Obligor’s creditworthiness.

(h)            Notwithstanding anything to the contrary contained herein, neither the Equityholder nor the Borrower makes any representation as to compliance of the transaction or any of the parties hereto with respect to each of the Securitisation ~~Regulation~~Regulations. Any Person accepting the benefits of this Section 13.22 and/or paragraphs (o) to (r) of Section 4.03 above (including any related definitions or provisions) shall be deemed to have agreed to the terms set forth in this paragraph and each Lender hereby represents it is not relying on any of the Borrower, the Servicer or the Equityholder or any of the respective Affiliates, for any financial, tax, legal, accounting or regulatory advice in connection with the matters set forth in this Section

13.22       and/or paragraphs (o) to (r) of Section 4.03 above. For the avoidance of doubt, none of this Section 13.22 and/or paragraphs (o) to (r) of Section 4.03 constitute regulatory advice.

Section 13.23 Adequacy of Monetary Damages Against the Lenders. Each of the Borrower, the Servicer and the Equityholder hereby acknowledges and agrees that (i) any and all claims, damages and demands against the Administrative Agent or the Lenders arising out of, or in connection with, the exercise by the Administrative Agent or the Lenders of any Administrative Agent or any of the Lenders’ rights or remedies pursuant to this Agreement can be sufficiently and adequately remedied by monetary damages, (ii) no irreparable injury will be caused to the Borrower, the Servicer or the Equityholder as a result of, or in connection with, any such claims, damages or demands, and (iii) no equitable or injunctive relief shall be sought by the Borrower, the Servicer or the Equityholder as a result of, or in connection with, any such claims, damages or demands; provided that this Section 13.23 shall not constitute a waiver of any rights of the Borrower, the Servicer or the Equityholder to seek injunctive relief to enforce its rights under Section 13.09.

Section 13.24 EU Transparency Requirements.

(a)            The Borrower has agreed to be the designated reporting entity for purposes of Article 7(2) of the EU Securitisation Regulation, and has agreed to make available to (A) any Lender, (B) any potential Lender and (C) any Competent Authority (as defined under the EU Securitisation ~~Regulation~~Regulations) (each, a “Relevant Recipient”) the documents, reports and information necessary to fulfil any applicable reporting obligations under the EU Transparency Requirements, including, but not limited to each of the Investor Reports and the Portfolio Reports.

(b)            Without prejudice to their rights hereunder and without accepting any liability, each Relevant Recipient a party hereto acknowledges (or in the case of additional Lenders, shall acknowledge) that the agreed form of the transaction summary as set out in Schedule 10 is the transaction summary to be provided to each Relevant Recipient by the Borrower in accordance with the requirements of Article 7(1)(c) of the EU Securitisation Regulation. The Borrower (or the Servicer on its behalf) shall make the same available to the Competent Authorities to the extent required under the EU Transparency Requirements.

(c)            None of the Borrower and the Servicer shall be liable for the relevant Lender’s compliance with such Lender’s own obligations under the Securitisation Regulation or any other similar regulatory obligations. For the avoidance of doubt, the preceding sentence shall not limit the liability of the Borrower or the Servicer for any breach of their respective obligations under this Agreement, including this Section 13.24.

Section 13.25 Acknowledgement Regarding Any Supported QFCs. To the extent that this Agreement provides support, through a guarantee or otherwise, for hedge agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that this Agreement and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and this Agreement were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SCHEDULE I

INITIAL INDIVIDUAL LENDER MAXIMUM FUNDING AMOUNTS AND PERCENTAGES

Lender	~~Initial~~ Individual Lender Maximum Funding Amount	Percentage of ~~Initial~~ Individual Lender Maximum Funding Amount to Maximum Facility Amount
BNP Paribas	$700,000,000	~~88.61%~~80.92%
State Street Bank and Trust Company	$90,000,000	~~11.39%~~10.40%
Standard Chartered Bank	$75,000,000	8.67%